Ford Electrified Vehicle Sales Up 117 Percent in June – Delivering New First Half Record - Mustang Mach-E Sales Up 27 Percent Over May; Ford SUVs Post Best First Half Retail Sales In 20 Years On Strength From New Products; Lincoln SUVs Set New Record, Retail Sales Up 23 Percent

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June 2021 SALES

	Total Vehicle	Truck	SUV	Car
Total U.S. Sales	**115,789**	**63,129**	**49,792**	**2,868**
Total Sales vs. June 2020	-26.9%	-27.0%	-11.5%	-81.8%
Retail Sales vs. June 2020	-32.5%	-34.4%	-17.8%	-78.4%

HIGHLIGHTS

- **Ford sales of electrified vehicles expanded 117 percent in June, capping off a new first-half sales record** on sales of 56,570 vehicles. That's a new all-time sales record driven by new products. Mustang Mach-E sales totaled 12,975 vehicles, while F-150 PowerBoost Hybrid added an additional 17,039 vehicles to the total. Escape Hybrid and Escape Plug-in Hybrid sales totaled 15,642 – up 45.9 percent over last year.
- **Record turn rates and new products drive record transaction pricing.** Average transaction prices at Ford were up approximately $6,400 over a year ago at $47,800 per vehicle. **Ford's Mach-E expanded its sales 26.7 percent compared to May**, while Bronco Sport is producing some of the highest transaction pricing in its segment, while turning on dealer lots in just 15 days.
- **Retail orders for Ford and Lincoln vehicles are up more than 16-fold this year over last.** With vehicles turning at record rates on dealer lots, Ford, along with its dealers, have worked to expand retail orders which are being filled as semiconductor chips become available.
- **Ford's overall retail truck sales expanded 2.6 percent in the first half of the year, totaling 420,403 pickups.** With tight inventories, F-Series sales totaled 362,032 trucks, while **Ranger had its best first half since 2005 on total pickup sales of 58,371**.
- **Strong incremental growth of Bronco Sport and Mustang Mach-E propelled Ford brand retail SUVs to their best first half performance in 20 years.** Ford brand retail SUVs were up 37.0 percent over a year ago on overall sales of 391,190 SUVs. The all-new Bronco Sport sales totaled 60,514 SUVs, with Mustang Mach-E adding 12,975 SUVs. Escape, Explorer and Expedition all continued to expand their sales, adding to Ford brand SUV growth.
- **Lincoln SUVs posted a new first-half sales record.** Lincoln's entire SUV lineup was up in the first half of the year. At retail, Lincoln SUV sales were up 23.3 percent on total sales of 46,018 SUVs.

About Ford Motor Company

Ford Motor Company (NYSE: F) is a global company based in Dearborn, Michigan, that is committed to helping build a better world, where every person is free to move and pursue their dreams. The company's Ford+ plan for growth and value creation combines existing strengths, new capabilities and always-on relationships with customers to enrich experiences for and deepen the loyalty of those customers. Ford designs, manufactures, markets and services a full line of connected, increasingly electrified passenger and commercial vehicles: Ford trucks, utility vehicles, vans and cars, and Lincoln luxury vehicles. The company is pursuing leadership positions in electrification, connected vehicle services and mobility solutions, including self-driving technology, and provides financial services through Ford Motor Credit Company. Ford employs about 186,000 people worldwide. More information about the company, its products and Ford Motor Credit Company is available at corporate.ford.com.

*U.S. sales volume reflects transactions with (i) retail and fleet customers (as reported by dealers), (ii) government and (iii) Ford management. Average transaction pricing based on J.D. Power and Associates PIN data.

"Through June of this year, Ford retail sales were up 10.7 percent. With constrained inventories and record turn rates in the second quarter, we have been working closely with our dealers gathering retail orders, which are up 16-fold over last year. Reservations for F-150 Lightning have now surpassed 100,000 since the truck was first shown in May, while Ford's sales of electrified vehicles produced a new all-time first half sales record with 56,570 vehicle sold – up 117 percent over year ago."

– Andrew Frick, vice president, Ford Sales U.S. and Canada

MUST-HAVE PRODUCTS



Ford Commercial

Ford's commercial fleet sales increased 9.6 percent through June. As America's best- selling van, Transit sold 51,713 vans, with commercial sales up 2.4 percent. **Sales of large F650/F750 trucks expanded 105 percent in the first half.** We also saw strong commercial sales of Ranger – up 171 percent through June.



Ford Trucks

Ford now has taken over 100,000 reservations for the all-new F-150 Lightning, which will launch early next year. Through June of this year, F-Series sales totaled 362,032 pickups on record turn rates as the first half came to a close. This represents 48,964 more trucks than its second-place competitor, as Ford continues to work filling new orders placed during the semiconductor chip shortage.



Ford SUVs

Ford's Bronco Sport was turning in just 15 days on dealer lots at the end of June, as the vehicle continues to source more customers from outside of the Ford brand. **Bronco Sport's No. 1 source of sales is coming from Jeep.** Ford also began sales of its all-new Bronco SUV last month. More Broncos are on their way to Ford dealers to fill customer orders of this highly anticipated SUV.



Ford Performance

With just 11 days to turn, **Mustang Mach-E is essentially selling as soon as it arrives at dealers.** Mach-E sales totaled 2,465, with 12,975 Mustang Mach-Es sold through the first half of the year. Customers are telling Ford their primary reasons for purchase is the technology, design and performance that Mach-E provides. The all-new Mustang Mach 1 is having a big impact on performance Mustang sales, which are turning on dealer lots in just days.



Lincoln SUVs

The first half of the year produced a new sales record for Lincoln SUVs, with retail sales up 23.3 percent over last year on total sales of 46,018 SUVs. Lincoln's best-selling SUV, the Corsair, retail sales were up 21.6 percent with sales totaling 13,507. This represents record first half sales performance for Lincoln in the small premium SUV segment. Navigator posted the largest increase, with retail sales up 37.6 percent on 9,228 SUVs sold through June.